Press Release

For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 425-1600	Milwaukee, WI 53202
Facsimile: (414) 425-8939	Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 23% Increase in Earnings Per Share

Milwaukee, WI (January 20, 2004). State Financial Services Corporation (“State”) today reported basic earnings per share for the fourth quarter of 2003 of $0.49, a 23% increase over the $0.40 per share recorded in the fourth quarter of 2002. Diluted earnings per share in this year’s fourth quarter were $0.48, compared to $0.39 in the fourth quarter a year ago, an increase of 23%. This year’s fourth quarter included gains on sales of securities of $0.02 per share, after tax. For the year ended December 31, 2003, basic and diluted earnings per share were $1.84 and $1.80, respectively, compared to $1.52 and $1.51 for the year ended December 31, 2002.

State’s net interest margin in the fourth quarter of 2003 increased to 3.85%. The margin was positively impacted by several factors. The margin was boosted slightly by the acquisition of Lakes Region Bancorp and Hawthorn Corporation, which closed in early December and which operated with a higher net interest margin. The margin also benefited from the seasonal end of a local governmental deposit program and slowing mortgage backed securities prepayments.

Total loans increased to $876 million. Loans from the two acquisitions added $106 million, offset partially by continued, but slowing, run-off in State’s consumer and mortgage loan portfolios. Although State’s commercial and commercial real estate lending volumes remained strong in the quarter, unusually high volumes of payoffs in these portfolios fully offset the lending volumes in these categories.

Although State continued to make progress in resolving nonperforming loans in the fourth quarter, reducing the ratio of nonperforming loans to total loans from 1.40% as of September 30, 2003 to 1.18% as of year end, it was unable to close the sale of a large ($5.2 million carrying value) parcel of other real estate during the quarter. It is expected that this property will be sold early in 2004, at a price resulting in no loss to State. Several other nonperforming loans could also be resolved in the first half of 2004.

Noninterest income in the fourth quarter declined by $1.2 million from the third quarter of 2003. Noninterest income related to mortgage originations declined by $1.1 million and credit card merchant income, now entirely phased out, declined $0.2 million.

Michael J. Falbo, President and CEO of State, said, “While the fourth quarter was unlike any of our previous quarters in 2003, due to the closing of our acquisitions and the steep decline in mortgage originations, we continued to make progress in the core areas of our operations: asset quality, net interest margins, and expense control. We are looking forward to further growth and efficiency in 2004.”

State is a $1.5 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

State Financial Services Corporation
Press Release
Financial Highlights
December 31, 2003

Unaudited	At or for the Three Months ended December 31,			At or for the Twelve Months ended December 31,
	2003	2002	% chg	2003	2002	% chg
For the Period:
Interest Income	$16,165,899	$16,786,036	(3.69)	$63,425,895	$68,188,031	(6.98)%
Interest Expense	4,593,915	5,943,263	(22.70)	19,300,838	23,399,438	(17.52)

Net Interest Income	11,571,984	10,842,773	6.73	44,125,057	44,788,593	(1.48)
Provision for Loan Losses	600,000	450,000	33.33	2,625,000	2,400,000	9.38
Non-Interest Income	2,347,623	3,562,654	(34.10)	13,469,733	12,357,695	9.00
Gain on Sale of Merchant Processing	0	0		1,300,000	0
Non-Interest Expense	8,426,032	10,001,370	(15.75)	37,490,472	38,799,572	(3.37)
Provision for Merchant Chargeback	0	0		300,000	0
Merchant Processing Exit Fee	0	0		150,000	0
Efficiency Consulting Expenses	0	0		570,000	0
Severance Charges	0	0		180,114	0

Net Before Tax	4,893,575	3,954,057	23.76	17,579,204	15,946,716	10.24
Income Tax	1,564,700	1,093,989	43.03	5,240,450	4,793,893	9.32

Net Income	$3,328,875	$2,860,068	16.39	$12,338,754	$11,152,823	10.63

Per Share:
Net Income (basic)	$0.49	$0.40		$1.84	$1.52
Net Income (diluted)	$0.48	$0.39		$1.80	$1.51
Avg. Shares Outstanding (basic)	6,735,695	7,166,795		6,689,798	7,338,679
Avg. Shares Outstanding (diluted)	6,921,490	7,250,849		6,859,557	7,403,561
Dividends Declared	$0.13	$0.12		$0.52	$0.48
End of Period: ($'s in 000's)
Assets	$1,452,906	$1,316,824
Investment securities	416,170	432,295
Loans (net)	865,224	735,719
Allowance for loan losses	10,706	8,805
Goodwill	37,603	27,465
Deposits	1,029,113	940,874
Borrowed Funds	288,593	259,737
Stockholders' Equity	112,195	104,933
Per Share:
Total Shares Outstanding	7,043,149	6,946,981
Book Value	$15.93	$15.10
Tangible Book Value	$9.84	$11.12
Market Value	$26.56	$16.74
Key Ratios:
Net Interest Margin	3.85%	3.83%		3.76%	4.16%
Return on Average Assets	0.97%	0.88%		0.93%	0.91%
Return on Average Common Equity	11.49%	9.98%		11.23%	9.96%
Return on Average Common Tangible Equity	15.23%	13.29%		15.03%	13.34%
Tier 1 Leverage Ratio	6.12%	6.77%		6.26%	7.15%
Tangible Equity to Assets	5.71%	6.65%
Loans/Deposits	84.07%	78.20%
Allowance for Loan Loss/Total Loans	1.22%	1.18%
Nonperforming Loans/
Total Loans	1.18%	1.69%
Nonperforming Assets/Total Assets	1.07%	0.99%
Net Charge-offs/Avg total
loans (annualized)	0.21%	0.22%